EXHIBIT 10.7.2
                                 PROMISSORY NOTE


$25,000                                                     San Jose, California

                                                            April 16, 1999


         FOR VALUE RECEIVED, the undersigned, Richard Casler, Jr., ("Employee"), promises to pay to the order of ADEPT TECHNOLOGY, INC., (the "Corporation"), at its office at 150 Rose Orchard Way, San Jose, California 95134, the principal sum of TWENTY-FIVE THOUSAND DOLLARS ($25,000), with interest on the unpaid principal amount outstanding from the date hereof, initially at the rate of 4.57% per annum. All accrued and unpaid interest, and all unpaid principal, shall be due and payable on or before April 15, 2000. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of principal.

This note is secured by a pledge of shares of Common Stock of the Company.

The undersigned further agrees that, in the event that his employment by or association with the Company is terminated for any reason prior to payment in full of this Note, this Note shall be accelerated and all remaining unpaid principal shall become due and payable immediately after such termination.

If an action is instituted for collection of the Note, the undersigned agrees to pay court costs and reasonable attorneys' fees incurred by the holder hereof.

This note may be prepaid at any time without penalty.


                         /s/ Richard Casler, Jr.
                         --------------------------------------------
                         Richard Casler, Jr.